As filed with the Securities and Exchange Commission on March 5, 2014
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________
LDR Holding Corporation
(Exact name of registrant as specified in its charter)

Delaware	20-3933262
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
13785 Research Boulevard, Suite 200 Austin, Texas 78750	78750
(Address of Principal Executive Offices)	(Zip Code)

2013 Equity Incentive Plan
Amended and Restated 2013 Employee Stock Purchase Plan
(Full title of the plan)

Scott E. Way
General Counsel and Secretary
LDR Holding Corporation
13785 Research Boulevard, Suite 200, Austin, Texas 78750
(Name and address of agent for service)
(512) 344-3333
(Telephone number, including area code, of agent for service)

Copies to:
Carmelo M. Gordian
Ted A. Gilman
Andrews Kurth LLP
111 Congress, Suite 1700
Austin, Texas 78701
(512) 320-9200

Indicate by check mark whether the registrant if a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share:	963,066 shares(2)	$28.53(3)	$27,476,273(3)	$3,539
Common Stock, par value $0.001 per share:	171,848 shares(4)	$15.00(5)	$2,577,720	$333
Common Stock, par value $0.001 per share:	240,766 shares(6)	$28.53(3)	$6,869,054(3)	$885
Common Stock, par value $0.001 per share:	31,793 shares(7)	28.53(3)	$907,055(3)	$117

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock registered under this registration statement will automatically be increased to cover any additional shares of the Company’s common stock that become issuable with respect to the securities registered hereunder by reason of any stock split, stock dividend, extraordinary dividend, combination of shares, mergers, consolidations, recapitalizations or other similar transactions.

(2)
Represents an automatic increase to the number of shares available for issuance on January 1, 2014 pursuant to an “evergreen” provision under the LDR Holding Corporation 2013 Equity Incentive Plan (the “2013 Plan”). Shares available for issuance under the 2013 Plan were previously registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on October 10, 2013 (Registration No. 333-191663) (the “Prior Registration Statement”). The number of shares available for issuance under the 2013 Plan shall be cumulatively increased on January 1, 2014 and on each subsequent January 1 through and including January 1, 2023, by a number of shares equal to the smaller of (a) four percent (4%) of the number of shares of common stock issued and outstanding on the immediately preceding December 31, and (b) an amount determined by the Compensation Committee of the Company’s Board of Directors.

(3)
Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) and (h)(1) under the Securities Act, and based upon the average of the high and low sales prices of the Company’s common stock, as reported on the NASDAQ Global Select Market on February 27, 2014, which is within five business days of the filing of this registration statement.

(4)
Represents shares of common stock subject to outstanding options awards under the 2013 Plan, which option awards were granted immediately prior to the effectiveness of the Company’s Registration Statement on Form S-1, and which shares were not included in the Prior Registration Statement (the “Prior Grant”).

(5)	Based upon the weighted average exercise price per share for the outstanding stock option awards subject to the Prior Grant.

(6)
Represents an automatic increase to the number of shares available for issuance on January 1, 2014 pursuant to an “evergreen” provision under the LDR Holding Corporation Amended and Restated 2013 Employee Stock Purchase Plan (the “2013 ESPP”). Shares available for issuance under the 2013 ESPP were previously registered on the Prior Registration Statement. The number of shares available for issuance under the 2013 ESPP shall be cumulatively increased on January 1, 2014 and on each subsequent January 1 through and including January 1, 2023, by a number of shares equal to the smaller of (a) one percent (1%) of the number of shares of common stock issued and outstanding on the immediately preceding December 31, and (b) an amount determined by the Company’s Board of Directors.

(7)	Represents shares of common stock available for issuance under the 2013 Plan, which shares were not included in the Prior Registration Statement.

PART I

INCORPORATION BY REFERENCE OF PRIOR REGISTRATION STATEMENT
This Registration Statement on Form S-8 is filed by LDR Holding Corporation, a Delaware corporation (the “Company”), relating to (1) 963,066 shares of its common stock, par value $0.001 per share (the “Common Stock”), issuable under the LDR Holding Corporation 2013 Equity Incentive Plan (as amended, the “2013 Plan”) that have become reserved for issuance as a result of the operation of the “evergreen” provision of the 2013 Plan, which provides that the total number of shares subject to such plan will be increased on the first day of each fiscal year pursuant to a specified formula, (2) 171,848 shares of its Common Stock subject to outstanding options awards under the 2013 Plan, which option awards were granted immediately prior to the effectiveness of the Company’s Registration Statement on Form S-1, and which shares were not included in the Prior Registration Statement (as defined below), (3) 240,766 shares of Common Stock issuable under the LDR Holding Corporation Amended and Restated 2013 Employee Stock Purchase Plan (the “2013 ESPP”) that have become reserved for issuance as a result of the operation of the “evergreen” provision of the 2013 Plan, which provides that the total number of shares subject to such plan will be increased on the first day of each fiscal year pursuant to a specified formula, and (4) 31,793 shares of Common Stock available for issuance under the 2013 Plan, which shares were not included in the Prior Registration Statement. The shares of Common Stock included on this Registration Statement are in addition to the shares of Common Stock relating to the 2013 Plan and the 2013 ESPP that were registered on the Company’s Registration Statement on Form S-8 filed on October 10, 2013 (Registration No. 333-191663) (the “Prior Registration Statement”).
This Registration Statement relates to securities of the same class as those to which the Prior Registration Statement relates, and is submitted in accordance with General Instruction E to Form S-8 regarding the Registration of Additional Securities. Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement is incorporated herein by reference and made part of this Registration Statement, except as supplemented by the information set forth below.
PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The Company incorporates by reference in this registration statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

•
the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, which includes audited financial statements for the Company’s latest fiscal year, filed with the Commission on March 4, 2014; and

•
the description of the Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on September 26, 2013 (File No. 001-36095), and any amendment or report filed for the purpose of updating that description.

All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 5.    Interests of Named Experts and Counsel.

The validity of the shares of Common Stock offered hereby and certain other legal matters will be passed upon for us by Andrews Kurth LLP, Austin, Texas. Certain attorneys of Andrews Kurth LLP own, in the aggregate, 10,700 shares Common Stock.

Item 8.    Exhibits.

Exhibit Number	Description
+4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q filed on November 7, 2014).
+4.2	Amended and Restated Bylaws incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q filed on November 7, 2014).
+4.3	2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1, Reg. No. 333-190829, filed on September 19, 2013).
+4.4	Amended and Restated 2013 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1, Reg. No. 333-190829, filed on October 8, 2013).
*5.1	Opinion of Andrews Kurth LLP.
*23.1	Consent of KPMG LLP, independent registered public accounting firm.
*23.2	Consent of Andrews Kurth LLP (included in Exhibit 5.1).
*24.1	Power of Attorney (included on the signature page of this Registration Statement).

_______________
+ Incorporated by reference.
*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on the 5th day of March, 2014.

Dated:	March 5, 2014	By:	/s/ Christophe Lavigne
Christophe Lavigne
President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of LDR Holding Corporation, a Delaware corporation, do hereby constitute and appoint Christophe Lavigne, Robert McNamara and Scott Way, and each of them, the lawful attorneys-in-fact and agents with full power of substitution, each with power to act alone, and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended this registration statement has been signed by the following persons in the capacities indicated on the 5th day of March, 2014.

Signature	Title

/s/ Christophe Lavigne	President, Chief Executive Officer and Chairman of the Board
Christophe Lavigne	(Principal Executive Officer)

/s/ Robert McNamara	Executive Vice President, Chief Financial Officer
Robert McNamara	(Principal Financial Officer)

/s/ Denise Cruz	Controller
Denise Cruz	(Principal Accounting Officer)

/s/ Joseph Aragona	Director
Joseph Aragona

/s/ William W. Burke	Director
William W. Burke

/s/ Kevin M. Lalande	Director
Kevin M. Lalande

/s/ Stefan Widensohler	Director
Stefan Widensohler

EXHIBIT INDEX

Exhibit Number	Description
+4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q filed on November 7, 2014).
+4.2	Amended and Restated Bylaws incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q filed on November 7, 2014).
+4.3	2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1, Reg. No. 333-190829, filed on September 19, 2013).
+4.4	Amended and Restated 2013 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1, Reg. No. 333-190829, filed on October 8, 2013).
*5.1	Opinion of Andrews Kurth LLP.
*23.1	Consent of KPMG LLP, independent registered public accounting firm.
*23.2	Consent of Andrews Kurth LLP (included in Exhibit 5.1).
*24.1	Power of Attorney (included on the signature page of this Registration Statement).

_______________
+ Incorporated by reference.
*Filed herewith